                                                FILED PURSUANT TO RULE 424(b)(1)
                                                REGISTRATION NO. 333-53901

PROSPECTUS
                                1,890,000 Shares

                               NETRIX CORPORATION

                                  Common Stock
                             _____________________

     All of the shares of common stock, par value $.05 per share ("Common Stock"), of Netrix Corporation (the "Company") offered hereby (the "Shares") are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The shares covered by this Prospectus were issued to the Selling Stockholders in connection with a private placement whereby the Company issued and sold 1,750,000 shares of Common Stock at a price of $1.25 per share and issued a warrant to purchase an additional 140,000 shares of Common Stock for $1.75 per share.

     The Company will bear all expenses incurred in effecting the registration of the Shares covered by this Prospectus, including all registration and filing fees, listing fees and fees and expenses of counsel and accountants for the Company but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Selling Stockholders in connection with a sale under the Registration Statement of which this Prospectus is a part and
(ii) the fees and expenses of any counsel retained by the Selling Stockholders.

     The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, on the Nasdaq National Market, in the over the counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution".

      The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company and the Selling Stockholders have agreed to certain indemnification arrangements with respect to the offering. See "Plan of Distribution".

     The Common Stock is traded on the Nasdaq National Market under the symbol "NTRX". On June 12, 1998, the closing sale price of the Common Stock on the Nasdaq National Market was $2.44 per share.

                            ______________________

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                             ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

                 The date of this Prospectus is June 12, 1998

                               TABLE OF CONTENTS





Available Information..........................................................2

Incorporation of Certain Documents by Reference................................2

Special Note Regarding Forward-looking Information.............................3

The Company....................................................................3

Risk Factors...................................................................4

Use of Proceeds................................................................7

Selling Stockholders...........................................................8

Plan of Distribution...........................................................9

Legal Matters.................................................................10

Experts.......................................................................10

                             AVAILABLE INFORMATION

     Netrix Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Shares (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.




                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998;

     (3) The Company's Amended Current Report on Form 8-K/A filed May 19, 1998; and
     (4) The Company's Registration Statement on Form 8-A filed August 5, 1992, registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to Netrix Corporation, 13595 Dulles Technology Drive, Herndon, Virginia 20171, telephone (703) 742-6000.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify a forward-looking statement. Any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements.
These factors include those set forth under the heading "Risk Factors" herein.


                                  THE COMPANY

     The Company is a worldwide provider of voice and data networking products. Netrix develops, manufactures, markets, and supports networking equipment for voice, data, and image networks. Netrix products are designed to transport voice over data networks to enable its customers to realize significant cost savings.

          The Company was incorporated in Virginia in October 1985, and was reincorporated in Delaware in March, 1987. The Company's principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171; and the telephone number is (703) 742-6000.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by a reference in this Prospectus before purchasing the Shares offered hereby.

DEPENDENCE ON ABILITY TO GENERATE ADEQUATE CASH FOR OPERATIONS AND CAPITAL NEEDS

     The success of the Company is dependent on its ability to generate adequate cash for operations and capital needs. Its ability to generate adequate cash for such needs is in part dependent on its success in increasing sales of its products. The Company has developed a plan to increase revenues through sales of its Network Exchange product line; however, due to market conditions and other factors beyond its control, there can be no assurance the Company will be able to adequately increase product sales. Therefore, the Company may have to generate additional cash through the sales of assets including technologies or the sale of debt or equity securities. Although the Company believes it has the ability to generate additional cash through such sales, such sales may be dilutive and there can be no assurance that adequate funds will be available or available on terms that are reasonable or acceptable to the Company. If the Company is unable to generate adequate cash, there could be a material and adverse effect on the business and financial condition of the Company. Therefore, the Company has also developed a plan to implement certain cost control measures to mitigate its liquidity risk.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's future operating results are difficult to predict and may be affected by a number of factors including the timing of new product announcements or introductions by the Company and its competitors, competitive pricing pressures and economic conditions in the United States and international markets. As a result of these and other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis.

DEPENDENCE ON MAJOR CUSTOMERS AND ORDERS

     A limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of revenues in any particular fiscal period. As a result, the timing of orders could significantly affect the Company's operating results. In any period, the unexpected loss of or decline in revenues from a major customer or the failure to generate significant revenues from other customers, could have an adverse effect on the business and operating results of the Company. Although the Company's expense levels are based in part on its expectations as to future revenue, most expenses are relatively fixed and cannot be adjusted in the short term. Accordingly if revenue levels are below expectations, operating results could be adversely affected. In addition, the Company's products often represent a significant capital expenditure for its customers and, for that reason, the Company's operating results may vary significantly depending upon general economic conditions and customers' budgetary cycles.

ADVERSE AFFECTS OF GOVERNMENTAL RESTRAINTS OR CHANGES IN GOVERNMENTAL POLICY

     A portion of the Company's revenues results from sales to the United States government, primarily through systems integrators. The revenues generated by this government business, which is spread across numerous agencies and departments, could be adversely affected by governmental budgetary or fiscal restraints or changes in government policy.

TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changes in telecommunications services offered by public carriers. The introduction of products embodying new technologies and the emergence of new industry standards or telecommunications services may adversely affect the Company's ability to market its products.
This may require the Company to make substantial expenditures on research and development in order to develop new products or to maintain the competitiveness of its existing products. The Company's ability to anticipate changes in technology and in industry standards, to anticipate changes in market requirements and to successfully develop and introduce new and enhanced products on a timely basis, will be a significant factor in the Company's ability to remain competitive. If the Company is unable, for technological, financial or other reasons, to develop, introduce and successfully market products in a timely manner in response to changes in the industry, the Company's business would be materially and adversely affected. In addition, the Company has experienced delays in releasing certain of its products and there can be no assurance that it will not encounter technical or other difficulties that could delay the introduction or release of new products in the future.

     The development and introduction of new and enhanced products requires a significant investment of financial resources. To the extent that the Company's existing financial resources are insufficient to fund the Company's activities, additional funds will be required. There can be no assurance that additional financing will be available on terms reasonable to the Company or at all.

COMPETITION

     The market for networking systems is extremely competitive. Many of the Company's competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines. An increase in competition could have an adverse effect on the Company's business and operating results. Maintaining the competitiveness of the Company's products will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investment or that the Company will be able to make the technological advances necessary to maintain the competitiveness of its products.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     A significant portion of the Company's total revenues has been derived from international sales, and the Company expects that international business will continue to represent an important element of its business. Substantially all of the Company's international sales have been made through third-party distributors, and in many cases the Company relies upon only one distributor for a particular country. A reduction in the sales by some or all of these distributors or a termination of their relationships with the Company could have a material adverse effect on the Company's operations and financial performance. In addition, the Company's international business may be adversely affected by changes in demand for its products resulting from fluctuations in exchange rates, as well as by risks such as trade and tariff regulations, political instability, difficulties in obtaining export licenses, difficulties or delays in collecting accounts receivable and difficulties in staffing and managing international operations.

DEPENDENCE UPON KEY EMPLOYEES

     The Company's success depends to a significant extent upon the continued service of its executive officers and other key personnel. None of the Company's executive officers or key employees is subject to an employment or non-competition agreement. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

DEPENDENCE ON INDIRECT DISTRIBUTION CHANNELS

     The Company relies on reseller channels, including distributors and systems integrators, for a significant portion of its revenues. None of these resellers are under the control of the Company and there can be no assurance that future sales by resellers will continue at present levels or will not decline. The loss of one or more significant resellers could adversely affect the Company's business. In addition, the Company relies on resellers to provide certain limited service and support to their customers, and any deficiencies in such service and support could adversely affect the Company's business and operating results.

COMPONENT SUPPLY

     Certain components used in the Company's products are currently available from only one source and others are available from only a limited number of sources. Although the Company has generally been able to obtain adequate supplies of components to date, the Company's inability to develop alternative sources if and as required in the future, or to obtain sufficient sole-source or limited-source components as required, could result in delays or reductions in product shipments, which could adversely affect the Company's operating results. Certain products that are or may in the future be marketed with or incorporated into the Company's products are supplied by or under development by third parties. These third parties may be the sole suppliers of such products. The Company also currently relies on a single contract manufacturer to assemble and test most of the Company's products. Although a number of such contract manufacturers exist, the interruption or termination of the Company's current manufacturing relationship could have a short-term adverse effect on the Company's business. The inability of any such third parties to supply, develop or manufacture components or products in a timely manner or the termination of the Company's relationship with any such third party could delay shipment of the Company's products and could have a material adverse impact on the Company's operating results.

     Because of these and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the trading price of the Company's Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the networking industry, changes in earnings estimates and recommendations by analysts or other events.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND OTHER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Amended and Restated Bylaws ("Bylaws") may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered to be in the best interests of the stockholders of the Company. These provisions, among other things, (i) classify the Company's Board of Directors into three classes, each of which serves for different three-year periods, (ii) provide that only a majority of the Board of Directors, the Chairman or the President may call special meetings of the stockholders, (iii) establish certain advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iv) provide that directors may be removed with or without cause by a vote of greater than 2/3 of the stockholders entitled to vote and (v) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing and certain other provisions of the Certificate of Incorporation and Bylaws. In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock. The Company is subject to the "business combination" provisions of the Delaware General Corporation Law which may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of the stockholders of the Company. The business combination provisions of the Delaware General Corporation Law will, subject to certain exceptions, prohibit the Company from engaging in certain "business combinations" with an "interested stockholder," unless the business combination is approved in a prescribed manner.

VOLATILITY OF MARKET PRICE

     From time to time after this offering, there may be significant volatility in the market price of the Common Stock. The Company believes that the current market price of the Common Stock reflects expectations that the Company will be able to continue to operate its programs profitably and to develop additional and new programs at a significant rate and operate them profitably. If the Company is unable to operate its programs profitably or develop programs at a pace that reflects the expectations of the market, investors could sell shares of Common Stock at or after the time that it becomes apparent that such expectations may not be realized, resulting in a decrease in the market price of the Common Stock. In addition to the operating results of the Company, changes in earnings estimates by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company or the educational services industry could cause the market price of the Common Stock to fluctuate substantially. In recent years, the stock market prices of securities issued by many companies have fluctuated for reasons unrelated to their operating performance.

POSSIBLE LACK OF RESOURCES OF SELLING STOCKHOLDERS

     The Selling Stockholders may be deemed to be "underwriters" pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Common Stock offered hereby pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. There can be no assurance that any of the Selling Stockholders have the financial resources to discharge any such liability.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest.

                              SELLING STOCKHOLDERS

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Stockholders named below. None of the Selling Stockholders beneficially owns 5% or more of the Company's outstanding Common Stock and none of the Selling Stockholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of May 29, 1998 and the number of such shares included for sale in this Prospectus, assuming the sale of all Shares being offered by this Prospectus. If all of the shares offered hereby are sold as described herein, no Selling Stockholder will own more than 1% of the Common Stock of the Company

                              Shares Owned Prior      Shares       Shares Owned
Selling Securityholders          to Offering      Offered Hereby  After Offering
-----------------------       ------------------  --------------  --------------

Jonathan Eilian                      32,000             32,000           -

Stephen Nodvin and
Edelpraud Elper-Nodvin               40,000             40,000           -

Kasper Terhorst                      12,000             12,000           -

Galt Financial, Ltd.                 40,000             40,000           -

John Theodoracopules                 20,000             20,000           -

G-V Capital Corp.                    40,000             40,000           -

Kevin Muzin                           4,000              4,000           -

Adam Hershey                          8,000              8,000           -

Jonathan Rothschild                  20,000             20,000           -

Leonard Flomenhaft                   14,000             14,000           -

UT Technology Partners LDC          320,000            320,000           -

Special Situation Fund Private
   Equity Fund, L.P.                240,000            240,000           -

Special Situation Fund Technology
   Fund, L.P.                       240,000            240,000           -

Spear, Leeds & Kellogg              600,000            600,000           -

RL Capital Partners                  49,600             49,600           -


Jack Polak                           40,000             40,000           -

Domaco Venture Capital Fund          30,400             30,400           -

L. Flomenhaft & Co.(1)               140,000 (1)        140,000 (1)      -

(1) Shares shown represent 140,000 shares of Common Stock issuable upon exercise of a warrant.


                              PLAN OF DISTRIBUTION

     The Shares may be offered and sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to one or more of the following methods: (a) purchase by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders, or their pledgees, donees transferees or other successors in interest, in amounts to be negotiated immediately prior to the sale.

     In offering the Shares, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any of the Shares which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the Shares presently qualify for sale pursuant to Rule 144.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein, they are required to comply with the Securities Act, any rule or regulation under the Securities Act, and Regulation M under the Exchange Act.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities set forth in Section 7 of the Common Stock Purchase Agreement, dated April 21, 1998, by and among the Company and the investors named therein and in Section 7 of the Common Stock Purchase Agreement, dated April 24, 1998, by and among the Company and the investors named therein (collectively, the "Purchase Agreements") in connection with the offer and sale of the Shares, including liabilities under the Securities Act. Each of the Selling Stockholders has agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities set forth in
Section 7 of both of the Purchase Agreements, including liabilities under the Securities Act.

     The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus is a part effective until such time as the Company determines that the Selling Stockholders will be eligible to sell all the Shares then owned by the Selling Stockholders without continued registration of the Shares in the three month periods immediately preceding the termination of the effectiveness of the registration statement. The Company intends to de-register any of the Shares not sold by the Selling Stockholders and any other shares remaining unsold at the end of such period. The Company may, under specified circumstances set forth in Section 7.5 of the Purchase Agreement, suspend the Registration Statement of which this Prospectus is a part after effectiveness and require that sales of shares pursuant to such Registration Statement cease immediately.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, Washington, D.C.



                                    EXPERTS

     The Audited Consolidated Financial Statements and Schedule incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.